InsPro Technologies Corporation Announces Second Quarter 2011 Financial Results

Radnor, PA – August 15, 2011 – InsPro Technologies Corporation (OTC Bulletin Board: ITCC), a leading software innovator and provider of a web-based, flexible, comprehensive, enterprise-wide insurance administration software solution, InsPro Enterprise, supporting a wide range of group and individual products, today announced its financial results for the quarter ended June 30, 2011.

Second Quarter 2011 Highlights

•	Net loss of $541,382 or ($0.01) per share basic and diluted in the second quarter of 2011, compared with net loss of $1,764,936, or ($0.04) per share basic and diluted in second quarter of 2010

•	Net gain from discontinued operations of $220,485 in the second quarter of 2011, compared to a net gain of $700,204 from discontinued operations in the second quarter of 2010.

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Net loss from continuing operations of $1,382,000 in the second quarter of 2011, compared to $1,406,198 net loss in the second quarter of 2010. This modest improvement is the result of cost savings from ongoing restructuring activities.

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Revenues from continuing operations of $1,593,352 in the second quarter of 2011, compared to $1,461,542 in the second quarter of 2010. The increase was due primarily to increased post implementation services provided to existing InsProEnterprise clients and increased ASP fees.

Year to Date 2011 Highlights

•	Net loss of $513,740 or ($0.01) per share basic and diluted in 2011 to date, compared with net loss of $1,767,889, or ($0.04) per share basic and diluted in 2010 to date.

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Net gain from discontinued operations of $439,505 in 2011 to date, compared to a net gain of $1,731,359 from discontinued operations in 2010 to date. The first quarter of 2010 included $578,569 non recurring gain on the sale of Insurint.

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Net loss from continuing operations of $1,883,708 in 2011 to date, compared to $3,366,489 net loss in 2010 to date. This improvement is the result of higher revenue combined with cost savings from ongoing restructuring activities.

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Revenues from continuing operations of $3,936,221 in 2011 to date compared to $2,711,177 in 2010 to date. The increase was due primarily to increased post implementation services provided to existing InsProEnterprise clients, increased sales of InsProEnterprise software licenses and increases ADS fees.

In 2011 to date the Company’s liquidity and financial position improved as a result of the reclassification of $1,152,573 of restricted cash to cash, the result of the elimination of restrictions over certain of our bank deposits that served as collateral for expired letters of credit.

Anthony R. Verdi, Chief Executive Officer, stated “We remain pleased with our revenue growth from InsProEnterprise and are energized by the active interest in the marketplace for our unique and capable platform.   We continue to invest in product improvements and the prospect pipeline is encouraging.  Currently, we are actively working with Physicians Mutual on the implementation of their InsPro Enterprise license along with providing professional services to several of our existing clients in support of their utilization of InsPro Enterprise.”

About InsPro Enterprise

The InsPro Enterprise suite includes Product Configuration Workbench, New Business and Underwriting, Billing and Collections, Policy Administration, Agent Management and Commissions, Claims, Document Management, Web Portals, and Data Analytics. InsPro Enterprise was designed as a single technology solution to manage all insurance processing requirements and built from the ground up to support both group and individual policies. The InsPro Enterprise design provides carriers the option to deploy the solution as an end-to-end straight through processing suite or on a modular componentized basis to address immediate areas of concern.

About InsPro Technologies Corporation

Through its subsidiary, InsPro Technologies, LLC, InsPro Technologies Corporation offers InsPro Enterprise software, an end-to-end; web-based policy administration system used by insurance carriers and third party administrators. By managing the entire product and policy lifecycle on a single integrated platform, customers are afforded opportunities to accelerate new product introductions, lower IT support costs, increase customer retention, and improve operational performance. InsPro’s solutions are offered through standard software licensing, as a hosted solution, or via Software as a Service (SaaS) delivery.

For additional information on InsPro Technologies Corporation and InsPro Enterprise please visit www.inspro.com.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the effects of restructuring, the investments in and potential of our technology platform. Forward-looking statements provide InsPro Technologies Corporation current expectations or forecasts of future events.  Moreover, InsPro Technologies Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from the statements made, including risks described in InsPro Technologies Corporation’s most recent Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K filed with the Securities and Exchange Commission.  These documents are available on the Securities and Exchange Commission’s website at www.sec.gov.  InsPro Technologies Corporation does not undertake any obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Contact:

Anthony R. Verdi, CEO, CFO and COO
484-654-2200
finance@inspro.com

– financial tables to follow –

INSPRO TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$1,593,352	$1,461,542	$3,936,221	$2,711,177

Cost of revenues	1,788,813	1,637,464	3,447,674	3,395,872

Gross profit (loss)	(195,461)	(175,922)	488,547	(684,695)

Selling, general and administrative expenses:
Salaries, employee benefits and related taxes	634,663	644,756	1,287,785	1,240,765
Advertising and other marketing	30,567	26,060	54,044	83,404
Depreciation and amortization	173,070	241,673	354,788	473,484
Rent, utilities, telephone and communications	91,389	100,759	188,837	176,002
Professional fees	104,120	103,614	208,657	451,611
Other general and administrative	152,730	113,414	278,144	256,528

	1,186,539	1,230,276	2,372,255	2,681,794

Loss from operations	(1,382,000)	(1,406,198)	(1,883,708)	(3,366,489)

Gain from discontinued operations	220,485	700,204	439,505	1,731,359

Other income (expense):
Gain (loss) on the change of the fair value of warrant liability	620,274	(1,018,381)	929,568	(43,913)
Interest income	6,095	5,380	14,396	7,465
Interest expense	(6,236)	(45,941)	(13,501)	(96,311)

Total other income (expense)	620,133	(1,058,942)	930,463	(132,759)

Net loss	$(541,382)	$(1,764,936)	$(513,740)	$(1,767,889)

Net income (loss) per common share - basic and diluted:
Loss from operations	$(0.02)	$(0.06)	$(0.02)	$(0.08)
Gain from discontinued operations	0.01	0.02	0.01	0.04
Net loss per common share - basic and diluted	$(0.01)	$(0.04)	$(0.01)	$(0.04)

Weighted average common shares outstanding - basic and diluted	41,543,655	41,543,655	41,543,655	41,543,655

INSPRO TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$4,704,418	$4,429,026
Accounts receivable, net	855,279	709,503
Tax receivable	3,615	6,455
Prepaid expenses	255,025	158,245
Other current assets	8,062	1,756
Assets of discontinued operations	187,636	63,301

Total current assets	6,014,035	5,368,286

Restricted cash	-	1,152,573
Property and equipment, net	506,857	613,618
Intangibles, net	433,418	606,785
Other assets	90,608	92,558

Total assets	$7,044,918	$7,833,820

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Note payable	$33,506	$17,311
Accounts payable	839,770	918,972
Accrued expenses	439,102	346,808
Current portion of capital lease obligations	125,627	158,138
Due to related parties	-	8,370
Deferred revenue	1,048,075	377,500

Total current liabilities	2,486,080	1,827,099

LONG TERM LIABILITIES:
Warrant liability	3,100,772	4,030,340
Capital lease obligations	114,632	165,612

Total long term liabilities	3,215,404	4,195,952

SHAREHOLDERS' EQUITY:
Preferred stock ($.001 par value; 20,000,000 shares authorized)
Series A convertible preferred stock; 3,437,500 shares authorized, 1,276,750 shares issued and outstanding (liquidation value $12,767,500)	2,864,104	2,864,104
Series B convertible preferred stock; 5,000,000 shares authorized, 2,797,379 shares issued and outstanding (liquidation value $8,392,137)	5,427,604	5,427,604
Common stock ($.001 par value; 300,000,000 shares authorized, 41,543,655 shares issued and outstanding)	41,543	41,543
Additional paid-in capital	36,810,421	36,764,016
Accumulated deficit	(43,800,238)	(43,286,498)

Total shareholders' equity	1,343,434	1,810,769

Total liabilities and shareholders' equity	$7,044,918	$7,833,820

INSPRO TECHNOLOGIES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net loss	$(513,740)	$(1,767,889)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	354,788	473,484
Stock-based compensation and consulting	46,405	7,200
(Gain) loss on change of fair value of warrant liability	(929,568)	43,913
Gain (loss) on the disposal of equipment of discontinued operations	-	6,530
Changes in assets and liabilities:
Accounts receivable	(145,776)	187,024
Tax receivable	2,840	8,432
Prepaid expenses	(96,780)	(198,873)
Other current assets	(6,306)	(16,247)
Other assets	1,950	8,053
Accounts payable	(79,202)	245,672
Accrued interest on related secured note from related party	-	70,880
Due to related parties	-	24,827
Accrued expenses	92,294	(351,049)
Deferred revenue	670,575	191,000
Assets of discontinued operations	(124,335)	(1,836,004)

Net cash used in operating activities	(726,855)	(2,903,047)

Cash Flows From Investing Activities:
Purchase of property and equipment	(74,660)	(169,172)

Net cash used in investing activities	(74,660)	(169,172)

Cash Flows From Financing Activities:
Gross proceeds from note payable	37,540	119,875
Payments on note payable	(21,345)	(30,178)
Gross proceeds from secured note from related party	-	1,000,000
Fees paid in connection with secured note from related party	(8,370)	(18,389)
Gross proceeds from capital leases	-	137,310
Payments on capital leases	(83,491)	(62,841)
Restricted cash in connection with letters of credit	1,152,573	1,838
Gross proceeds from sales of preferred stock and warrants	-	1,107,000

Net cash provided by financing activities	1,076,907	2,254,615

Net increase (decrease) in cash	275,392	(817,604)

Cash - beginning of the period	4,429,026	1,403,653

Cash - end of the period	$4,704,418	$586,049